Exhibit 99.1

ATC Healthcare Awarded Federal Supply Contract

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Jan. 21, 2004--ATC Healthcare, Inc. (AMEX:AHN), a national leader in medical staffing, today reported that it had been awarded a Federal Supply Schedule
(FSS) Program Contract. The Federal Supply Schedules Program let's the Federal Government closely mirror commercial buying practices. It provides the government with a tool to order nursing and allied healthcare services at volume discount pricing on a direct delivery basis. The FSS Contract is for five years, with four additional renewal periods and could have a value of Twenty to Twenty-Five Million Dollars over the initial five year period.
    "Any medical facility within the government can place orders directly with ATC Healthcare Services," said Jerry Bishop, Director of Government Contracting for ATC Healthcare. "All ordering activities, large or small, even those in remote locations, are provided with the same services, convenience, and pricing."
    David Savitsky, Chief Executive Officer, noted that "ATC has already been awarded eight task orders or blanket purchase agreements under the contract. These awards are from various government agencies including the Department of Defense, Indian Health Service, and the Veterans Affairs. We look forward to doing an increasing volume of business through the FSS contract."

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 50 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2003 as filed with the Securities and Exchange Commission on June 13, 2003.

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com